Exhibit 99.1

Broadwind Energy Strengthens Board of Directors with Appointment of William T. Fejes

Naperville, Ill. — March 20, 2009 — Broadwind Energy, Inc. (OTC-BB: BWEN) has appointed William T. Fejes, Jr. to its Board of Directors.

“As a former CEO of a successful public, industrial company, Bill Fejes has a history of delivering strong growth and sustained profitability within the workplace,” said James Lindstrom, Chairman of the Broadwind Energy Board.  “His experience in leading operational improvement will be beneficial in supporting Broadwind’s vision of becoming the leading source of supply-chain solutions for energy- and infrastructure-related industries in North America.”

Fejes, who holds both a Master and Bachelor of Science degree in Electrical Engineering from M.I.T., became COO of Seakeeper, a private company specializing in motion stabilization of boats, in 2007.  Prior to joining Seakeeper, Fejes was President and CEO of TB Wood’s Incorporated, which designed, manufactured and marketed industrial power transmission components until its sale in 2007 to Altra Holdings, Inc.  Prior to his appointment at TB Wood’s, Fejes was with Danaher Corporation from 1998 to 2004, where he held several Division President positions within Danaher’s Motion Control strategic platform.

About Broadwind Energy, Inc.

Naperville, Illinois-based Broadwind Energy, Inc. (OTC-BB: BWEN), owns, supports, grows and strategically positions companies that manufacture, install and maintain components for the energy industry, with a primary emphasis on the wind energy sector. The Company’s operational platforms include wind tower manufacturing; heavy steel fabrication; wind facility construction support; wind turbine installation and maintenance; precision gear manufacturing; and specialized transportation services. Its platform companies currently include Badger Transport, Inc., a specialty heavy hauler; Brad Foote Gear Works, Inc., a precision gearing systems manufacturer; Energy Maintenance Service, LLC, a wind energy operation and maintenance service provider; R.B.A. Inc., a heavy steel fabricator; and Tower Tech Systems Inc., a wind tower manufacturer. Broadwind and its platform companies employ approximately 1,000 people across the U.S. For more information, visit www.broadwindenergy.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 - that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact:

Jeff Lambert, Karen Keller

Lambert, Edwards & Associates

616-233-0500 / kkeller@lambert-edwards.com